Exhibit 99.1




      Robert Mondavi Reports Fourth Quarter Fiscal 2003 Results


    OAKVILLE, Calif.--(BUSINESS WIRE)--July 31, 2003--The Robert Mondavi Corporation (Nasdaq:MOND) today announced results for its fourth quarter and full fiscal year ended June 30, 2003.
    The company reported net income of $1.0 million, or $0.06 per diluted share, for the quarter ended June 30, 2003, compared to net income of $10.2 million, or $0.62 per diluted share, a year ago. This year's 4th quarter results included pre-tax bulk wine inventory write-downs, employee separation expenses and grape contract buyouts totaling $4.0 million, $2.9 million and $1.2 million, respectively, which were partially offset by a pre-tax gain of $1.2 million on the sale of non-strategic fixed assets. Net revenues for the quarter decreased 3 percent from the same period last year to $120.8 million, reflecting flat sales volumes.
    Due in part to the company's restructuring this fiscal year, net income for the twelve months of fiscal 2003 decreased by 32 percent to $17.3 million, or $1.06 per diluted share, from $25.5 million, or $1.56 per diluted share, a year ago, when the company incurred $12.2 million in expenses related to the Golden Vine Winery at Disney's California Adventure(TM) and $3.8 million in inventory and fixed asset write-downs. Restructuring charges this fiscal year included pre-tax bulk wine inventory write-downs, employee separation expenses, grape contract buyouts and vineyard write-downs totaling $11.6 million, $4.1 million, $1.2 million and $5.3 million, respectively. These charges were partially offset by $7.3 million in gains on the sale on non-strategic fixed assets. Net revenues for the fiscal year increased by 3 percent to $452.7 million, reflecting a 3 percent increase in sales volume.
    "While we were pleased by the 8.7% growth we saw in U.S. food, drug and liquor stores measured by A.C. Nielsen for the 13-week period ended July 5, 2003, other channels, including exports, grew at a slower pace," said R. Michael Mondavi, Chairman of the Board. "Our overall depletions, which reflect the sales of our wines by our distributors to retailers and restaurateurs, grew 2 percent during the quarter, reflecting the competitive nature of the wine business and the lukewarm economy."
    The company also stated that it continued to make progress implementing the restructuring plan announced last March. "Between the December and June quarters, we incurred $22.2 million in charges to right-size inventories, restructure grower contracts and reduce our workforce," said Gregory M. Evans, President and CEO. "These actions, as well as continuing efforts to reduce product costs, were painful, but will significantly improve the company's long-term competitiveness in what has quickly become a global business. We have eliminated about $6 million in annual operating costs, giving us more flexibility to invest in the marketplace. We also expect to reduce our product costs by 10 percent, which will significantly help margins as these cost savings flow through inventory to our income statement over the next several years."
    Robert Mondavi produces and markets fine wines under the following labels: Robert Mondavi Winery, Robert Mondavi Private Selection, La Famiglia di Robert Mondavi, Woodbridge Winery, Byron Vineyards and Winery, Io, Arrowood Vineyards and Winery and Grand Archer by Arrowood. The company also produces Opus One, in partnership with the Baroness Philippine de Rothschild of Chateau Mouton Rothschild of Bordeaux, France; Luce, Lucente, Danzante, and the wines of Tenuta dell'Ornellaia, in partnership with the Marchesi de' Frescobaldi of Tuscany, Italy; Sena, Arboleda and Caliterra, in partnership with the Eduardo Chadwick family of Vina Errazuriz in Chile; and Kirralaa and Talomas, in partnership with Southcorp and Rosemount's Oatley family. In addition to the partnership wines, Robert Mondavi Imports represents the wines of Marchesi de' Frescobaldi, Attems and Vina Errazuriz in the United States.
    R. Michael Mondavi will host a conference call to discuss the quarter's results today at 7:30 a.m. PT. A live listen-only web cast and a copy of our prepared remarks of the conference call will be available at www.robertmondavi.com under "Investor Relations." On October 23, 2003, a conference call and live web cast are scheduled to discuss the company's fiscal 2004 first quarter earnings.

-

                            ROBERT MONDAVI
                         FINANCIAL HIGHLIGHTS
                (In thousands, except per share data)


                                 Three Months Ended   Full Year Ended
                                     June 30,             June 30,
                                ------------------  ------------------
                                   2003      2002      2003      2002
                                --------  --------  --------  --------
Cases sold                        2,593     2,584     9,699     9,375
Net revenues                   $120,809  $125,054  $452,673  $441,358
Cost of goods sold(1)            77,507    70,720   278,208   249,020
Gross profit                     43,302    54,334   174,465   192,338
Gross profit %                     35.8%     43.4%     38.5%     43.6%
Operating expenses               35,030    32,717   129,993   125,760
Special charges(2)                2,919       --      9,423    12,240
Gain on sale of assets(3)        (1,168)      --    ( 7,312)       --
Operating income                  6,521    21,617    42,361    54,338
Other income (expense):
    Interest                     (5,422)   (5,622)  (21,442)  (22,062)
    Other                           454       257     6,585     8,550
Income before income taxes        1,553    16,252    27,504    40,826
Income tax provision                575     6,095    10,177    15,310
Net income                          978    10,157    17,327    25,516
Weighted average number of
 shares outstanding - Diluted    16,356    16,483    16,356    16,383
Earnings per share - Diluted   $   0.06  $   0.62  $   1.06  $   1.56



                                 At 6/30/03      At 6/30/02
                                -------------   -------------
Current assets                      $504,384        $493,308
Total assets                         848,836         855,565
Current liabilities                   70,943          74,884
Total liabilities                    396,452         424,286
Shareholders' equity                 452,384         431,279
Working capital                      433,441         418,424
Total debt                           298,169         335,871


(1) Includes inventory write-downs totaling $4,004 and $11,565, respectively, for the three months and full year ended June 30, 2003, and includes grape contract buyouts totaling $1,171 for the three months and full year ended June 30, 2003. Includes inventory and fixed asset write-downs totaling $3,750 for the full year ended June 30, 2002.

(2) Includes asset impairment charges totaling $5,347 for the year ended June 30, 2003. Also includes employee separation expenses totaling $2,919 and $4,076, respectively, for the three months and year ended June 30, 2003. Includes $12,240 in special charges related to restructuring the company's Disney California Adventure project for the full year ended June 30, 2002.

(3) Includes a gain on the sale of fixed assets totaling $1,168 and $7,312, respectively, for the three months and full year ended June 30, 2003.


    Forward-looking Statements

    This announcement and other information provided from time to time by the company contain historical information as well as forward-looking statements about the company, the premium wine industry and general business and economic conditions. Such forward-looking statements include, for example, projections or predictions about the company's future growth, consumer demand for its wines, including new brands and brand extensions, margin trends, anticipated future investment in vineyards and other capital projects, the premium wine grape market and the premium wine industry generally. Actual results may differ materially from the company's present expectations. Among other things, a soft economy, a downturn in the travel and entertainment sector, risk associated with continued conflict in the Middle East, reduced consumer spending, or changes in consumer preferences could reduce demand for the company's wines. Similarly, increased competition or changes in tourism to our California properties could affect the company's volume and revenue growth outlook. The supply and price of grapes, the company's most important raw material, is beyond the company's control. A shortage of grapes might constrict the supply of wine available for sale and cause higher grape costs that put more pressure on gross profit margins. A surplus of grapes might allow for greater sales and lower grape costs, but it might also result in more competition and pressure on selling prices or marketing spending. Interest rates and other business and economic conditions could increase significantly the cost and risks of projected capital spending. For additional cautionary statements identifying important factors that could cause actual results to differ materially from such forward-looking information, please refer to Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations," in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2002, on file with the Securities and Exchange Commission. For these and other reasons, no forward-looking statement by the company can nor should be taken as a guarantee of what will happen in the future.


    CONTACT: Robert Mondavi Corporation
             Robert Philipps, 707/251-4850